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                                                                 Exhibit 10.25

                                ROYALTY AGREEMENT

The Royalty Agreement the "Agreement") is made and is effective July 12, 1999 between Chet's Gourmet Foods, Inc. ("Chet's"), a Nevada corporation located, at 28469 Wisteria Street, Highland, California 92346, and Monterey Pasta Company (the "Company"), a Delaware corporation, located at 1528 Moffett Street, Salinas, California 93905.

1.       SERVICES PROVIDED

Chet's shall provide the Company input on the development and marketing of a soup line. Services shall include, but not be limited to, input on recipe development, flavors to market, marketing strategy, information on the market conditions and competitive environment, packaging design, and developing relationships with buyers for major chains. Chet's input to be more specifically defined at a later date according to each parties written agreement.

2.       TERM

Chet's shall provide services to Company pursuant to the Agreement commencing on July 12, 1999 and continuing for two years from the effective date of this Agreement, provided that the gross sales on the soup products listed on Exhibit A ("Gross Sales") annually exceed two million dollars. If Gross Sales do not exceed two million dollars per year commencing with the first year running from the Effective Date, then this contract shall terminate or the parties shall renegotiate its provisions. Should the contract terminate, Article six shall remain in effect on all sales prior to the end of the contract. Chet's reserves the right, upon discontinuance of the Agreement, to market any of these products under his own name.

3.       CONFIDENTIALITY

During the term of this agreement, the confidentiality provisions of this agreement shall remain in full force and effect. Chet's, Company, their agents or representatives shall not, without prior permission of the Company, disclose any confidential information including any proprietary information such as formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, or any other information which is a unique asset of the Company, and will include any other information Chet's or Company is told is confidential.

Confidential information shall not include information that is disclosed by Company without restriction, becomes publicly available through no act of the other party, is received rightfully from a third party without a duty of confidentiality, was in Chet's possession before receipt from Company, is disclosed under operation of law, or is disclosed with the prior written approval of Company.


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Chet's agrees that it will not at any time or in any manner, either directly or indirectly, use any such information for Chet's own benefit. Chet's will protect such information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

If it appears that Chet's has disclosed (or has threatened to disclose) information in violation of this Agreement, the Company shall be entitled to an injunction to restrain Chet's from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for loss and damages.

4.       NON-COMPETITION

Chet's and Chet Taylor agree that they will not directly engage in own, manage, operate, finance, or participate in as an employee, officer, director, agent, consultant or seller of refrigerated soups for two years commencing on the effective date of this agreement without the written permission of Company.

5.       REFERRALS

During the term of this agreement Consultant agrees to promptly refer to Company all orders and inquiries he may receive for Company's refrigerated soups.

6.       PAYMENT TERM

Company shall pay Chet's the following royalty rates based on Gross Sales for those items listed on Schedule A and attached.



                                          MARKETED PRIMARILY                 MARKETED PRIMARILY
MARKET SEGMENT                                 BY COMPANY                       BY CHET'S
--------------                                 ----------                       ---------
                                                 -------------- % Royalty ----------------
    Retail stores                                2.8%                              5%
    Club stores                                  2.8%                              5%
    Convenience stores                           2.8%                              5%
    Food Service establishments                  5.0%                              5%


The Payment term will continue from the effective date of the Agreement for a term of two years or as long as this contract is in effect. At the termination of this contract payment to Chet's on existing accounts will continue. Payment shall be made to Chet's 30 days after the end of the first accounting period of the Company, which is a thirteen-week period, and every thirty days after each successive accounting period. Company's soups sales records will be open for reasonable inspection for Chet's accountants to review with two weeks notice any time after the Company's first quarter accounting period.


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7.       DEFINITION OF MARKETING EFFORT

A five percent royalty shall be paid by Company based on gross sales for those customers or chains acquired by the Company primarily thorough the efforts of Chet's or Chet Taylor, after receiving written order(s) from the CEO or other authorized personnel. For all other customers and chains for which Company personnel have expended the primary marketing effort, Chet's will be paid a 2.8% royalty. Any contract rejected by Company based on Chet's marketing efforts subsequently entered into within a 12 month period pays 5%.

8.       MARKETING ALLOWANCES

All marketing allowances will be approved by the Company in writing in advance and will be paid by the Company.

9.       NO AUTHORITY TO BIND COMPANY

Chet's has no authority to enter into contracts or agreements on behalf of Company without Company's written permission.

10.      EXPENSES

Company shall not be liable for any expenses incurred by Chet's without prior written approval.

11.       BROKERAGE

Company's existing brokerage network will be utilized and compensated by Company, except by mutual agreement between Company and Chet's to use another broker. In the event another broker is used, Company will still have liability for broker compensation, subject to Company's prior written consent.

12.      TERMINATION

Either party shall have the right to terminate this Agreement, prior to the expiration of the term hereof, upon the occurrence of the following event:

Breach or default of the other of any of the terms, obligations, convenants, or representations under this Agreement which is not waived in writing by the non-defaulting party. In such case, the non-defaulting party shall notify the other of such alleged breach or default and the other party shall have a period of thirty (30) days to cure the same. Chet's shall return to Company within thirty days of termination of this agreement any records, reports, documents or other materials disclosed by Company. Royalties shall continue on existing accounts as long as items in attachment A are sold subject to the provisions of
Section 2 of this Agreement.


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13.      ASSIGNMENT

This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; PROVIDED, HOWEVER, that Company may assign this Agreement without such consent to a successor in interest or in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred. Any of the above transactions do not affect Chet's royalty rights and Chet's royalty rights as set forth in this agreement which continue with the above named new parties.

14.     NOTICES

All notices required or permitted under this Agreement shall be in writing. All notices of a significant nature affecting either parties rights and responsibilities shall be certified mail, return receipt requested and receipt must be in sender's possession

To Company:

Monterey Pasta Company
1528 Moffett Street
Salinas, CA  93905
Attention :  R. Lance Hewitt
Chief Executive Officer
Phone: (408) 753-6262
Fax: (408) 753-6255

To Chet's:

Chet's Gourmet Foods, Inc.
7124 Seville Avenue
Highland, CA 93246
Phone:  (909) 314-5069
Fax: (909) 425-0128

15.     AMENDMENT

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.


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16.       SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then the court prevails.

17.      WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.      APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California.

19.       AUTHORITY

Each individual executing this Agreement on behalf of a corporation hereto represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such corporation in accordance with the Bylaws of the corporation, and this Agreement is binding upon said corporation.

20.      NO PARTNERSHIP OR JOINT VENTURE

This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Company and Chet's. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing contained in this agreement shall give or is intended to give, any rights of any kind to any third parties.

21.      INTERPRETATION

Chet's, as well as Company, have been given the opportunity to retain counsel of their own choosing for purposes of this transaction and has either done so or has elected not to do so, as each sees fit. This Agreement shall be construed in accordance to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

22.      ACKNOWLEDGEMENT

Contribution and Development by Chet's Gourmet Foods or a like phrase to be located anywhere Company chooses on the sleeve surrounding the container or label. Company shall have 90 days from the date of signing this Agreement to locate said phrase on its new labels.


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In witness whereof, the parties have executed this Agreement effective as of the date set forth above.

Monterey Pasta Company

By:    /s/ R. Lance Hewitt                   Date:          8/21/99
     --------------------------------------         -----------------------
Name: R. Lance Hewitt
Title: Chief Executive Officer


Chet's Gourmet Foods, Inc.

By:    /s/ Chet Taylor                       Date:
     --------------------------------------         -----------------------
Name: Chet Taylor
Title: President


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                                   Schedule A
                                  List of Soups

                                Tuscan Minestrone
                              Monterey Clam Chowder
                         Autumn Classic Butternut Squash
                          Old Fashioned Chicken Noodle
                           Southern Style Corn Chowder
                           Ripe Red Tomato with Basil
                            Savory Split Pea with Ham
                          Potato with Black Forest Ham